Exhibit 99.1

Houston American Energy Increases

Interest in Colombian CPO-11 Project

Houston, TX – December 9, 2022 – Houston American Energy Corp. (NYSE American: HUSA) today announced the acquisition of an additional interest in Hupecol Meta, LLC.

Hupecol Meta owns the 639,405 gross acre CPO-11 block in the Llanos Basin in Colombia, comprised of the 69,128 acre Venus Exploration area, operated by Hupecol, and 570,277 acres which was 50% farmed out to Parex Resources by Hupecol. In total, the CPO-11 block covers almost 1000 square miles with multiple identified leads and prospects expected to support a multi-well drilling program. Through its membership interest in Hupecol Meta, Houston American now holds an approximately 16% interest in the Venus Exploration area and an approximately 8% interest in the remainder of the block.

In the Venus Exploration Area, Hupecol Meta now operates two producing wells, the Saturno ST1 and Venus 2A wells. A 3D seismic acquisition program is planned to support future development of the Venus Exploration Area.

John Terwilliger, CEO of Houston American, stated, “We are excited about the increase of our interest in the CPO-11 block, the progress made by Hupecol Meta to date and the outlook for development of the block. Hupecol Meta’s deep history of operating in Colombia is paying dividends with their securing permits to support drilling and production operations and favorable initial operating results on our first two wells. The commitment to move forward with a seismic acquisition program to support future development of the block reflects our belief in the potential of the block based on initial operating results on our first two wells.”

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Delaware Basin in Texas and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the future performance of existing wells, ultimate results of drilling operations and drilling of additional wells in the Venus Exploration Area. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of drilling and completion costs, timing of drilling operations, ultimate drilling results, potential changes in drilling, completion and operating costs, potential fluctuations in energy prices, changes in market conditions, effects of government regulation and other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.